Exhibit 99.(l)

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

February 7, 2025

Invesco Municipal Income Opportunities Trust

11 Greenway Plaza

Houston, Texas 77046-1173

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Invesco Municipal Income Opportunities Trust (the “Trust”), a Delaware statutory trust, in connection with the Trust’s Registration Statement on Form N-2 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about February 7, 2025 (the “Registration Statement”), with respect to an offering of up to 25,500,000 of: (i) the Trust’s common shares of beneficial interest, no par value (“Common Shares”); and/or (ii) subscription rights to purchase Common Shares (“Rights” and, together with the Common Shares, “Securities”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)       A certificate of the Secretary of the State of Delaware, dated as of a recent date, as to the legal existence and good standing of the Trust;

(b)       A copy, certified by the Secretary of State of the State of Delaware, of the Trust’s Certificate of Trust and all amendments thereto, as filed with the Secretary of State (the “Certificate of Trust”);

(c)       Copies of the Trust’s Fourth Amended and Restated Agreement and Declaration of Trust, dated as of September 20, 2022 (the “Declaration”), the Trust’s By-Laws, dated as of September 20, 2022 (the “By-Laws”), and certain resolutions adopted by the Board of Trustees of the Trust (the “Board”) authorizing the issuance of the Common Shares (the “Resolutions”), each certified by an authorized officer of the Trust; and

(d)       a printer’s proof of the Registration Statement.

Pennsylvania • New Jersey • Delaware • DC • New York • Illinois • California
A Pennsylvania Limited Liability Partnership

Invesco Municipal Income Opportunities Trust
11 Greenway Plaza
Houston, Texas 77046-1173

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement, as filed with the Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above. We also have assumed for the purposes of this opinion that the Certificate of Trust, Declaration, By-Laws and Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Securities and will be in full force and effect on the date of the issuance of such Securities. We have assumed the following for purposes of this opinion:

With respect to any Rights, a Rights Certificate representing such Rights will be duly authorized by all necessary corporate action of the Trust and the specific terms of such Rights will be duly established by the Board, and such Rights will be duly distributed by the Trust, in accordance with the Declaration, the By-laws, the Registration Statement and the Resolutions (such approvals referred to herein as the “Corporate Proceedings”).

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the formation or existence of the Trust under the laws of the State of Delaware, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the Delaware Statutory Trust Act, as applied by courts located in Delaware (other than Delaware securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law that any tribunal may apply to such transactions. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the internal substantive laws of the State of Delaware, as aforesaid, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

Invesco Municipal Income Opportunities Trust
11 Greenway Plaza
Houston, Texas 77046-1173

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.         The Trust has been formed and is existing under the Trust’s Certificate of Trust, Declaration and the laws of the State of Delaware as a Delaware statutory trust with transferable shares of beneficial interest.

2.         The Common Shares, when issued and sold in accordance with the Trust’s Declaration and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid, and nonassessable under the laws of the State of Delaware.

3.         Upon the completion of all Corporate Proceedings relating to the Rights, the issuance of the Rights will be duly authorized.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP